SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CONSUMER PORTFOLIO SERVICES, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road, Irvine, California 92612

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Friday, July 17, 2009 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California for the following purposes:

•	To elect the Company's entire Board of Directors for a one-year term.

•	To ratify the appointment of Crowe Horwath, LLP as the Company's independent auditors for the fiscal year ending December 31, 2009.

•	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan, which will permit an exchange and repricing of outstanding options.

•	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, May 18, 2009 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated: June 23, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 17, 2009. The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.consumerportfolio.com/AnnualMeeting2009.html.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ATTACHED PROXY CARD.

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road

Irvine, California 92612

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 17, 2009

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INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Friday, July 17, 2009 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California 92612, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 18, 2009, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,737,141 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about June 23, 2009.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND ANNUAL MEETING

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:
You are receiving this proxy statement in connection with an annual meeting of shareholders called by our Board of Directors in connection with soliciting shareholder votes for the purpose of (i) electing the Company's entire Board of Directors for a one-year term; (ii) ratifying the appointment of Crowe Horwath, LLP as the Company's independent auditors for the fiscal year ending December 31, 2009; (iii) approving an amendment of the Company's 2006 Long-Term Equity Incentive Plan to permit a one-time repricing of outstanding options; and (iv) transacting such other business as may properly come before the annual meeting; in each case, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting of shareholders called for the purpose of voting on the foregoing matters

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:
The Board of Directors of the Company has fixed the close of business on May 18, 2009, as the record date (“Record Date”) for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 18,737,141 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described in this proxy statement under the heading “Voting of Shares.” In order to approve each proposal, a quorum (a majority of outstanding shares of CPS Common Stock) must be present and (other than with respect to election of directors) a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Directors are elected by plurality vote. Completion of the Option Exchange Program is contingent upon shareholder approval of the proposal. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Q:	DOES OUR BOARD OF DIRECTORS RECOMMEND VOTING “FOR” THE PROPOSAL?

A:	Yes. Our Board of Directors recommends that our shareholders vote “FOR” each of the proposals described in this proxy statement.

Q:	HOW MAY I VOTE ON THE PROPOSALS IF I OWN SHARES IN MY OWN NAME?

A:
If you own your shares in your own name, you may vote on the proposals presented in this proxy statement, whether or not you plan to attend the annual meeting, by by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope. It is important that you vote your shares whether or not you attend the meeting in person. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2009; "FOR” approval of the amendment to the 2006 Stock Plan; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting

Q:	HOW MAY I VOTE ON THE PROPOSALS IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE?

A:
If your shares are held in “street name” through a broker, bank or other nominee, under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of an accounting firm are examples of routine matters. If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.  When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:
Yes.  Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company

Q:	CAN I VOTE MY SHARES IN PERSON?

A:
Yes. The annual meeting is open to all holders of CPS Common Stock as of the Record Date.  To vote in person, you will need to attend the meeting and bring with you evidence of your stock ownership. If your shares are registered in your name, you will need to bring valid identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to obtain and bring with you a “legal proxy” from your broker, bank or nominee, and bring evidence of your stock ownership, together with valid identification.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:	No. There are no “dissenters’ rights” applicable to any of the proposals presented in this proxy statement.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them. None of the nominees currently serve on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 49, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.

Chris A. Adams, 61, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts.

Brian J. Rayhill, 46, has been a director of the Company since August 2006.  Mr. Rayhill has been a practicing attorney in New York State since 1988.

William B. Roberts, 71, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

Gregory S. Washer, 48, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.

Daniel S. Wood, 50, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, from September 2000 until his retirement in April 2007.  He now serves as a consultant to that company.  Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics.

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors of the Company.  The charters are available on the Company’s website, www.consumerportfolio.com.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are E. Bruce Fredrikson (chairman), John C. Warner, and Daniel S. Wood.  Messrs. Fredrikson and Warner are not standing for election at the Annual Meeting.  We expect to name to the Audit Committee, after the Annual Meeting, Daniel S. Wood (to serve as chairman), Chris A. Adams and Brian J. Rayhill.

The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Fredrikson and Mr. Wood have the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.  Mr. Fredrikson is professor of finance, emeritus, at Syracuse University's Martin J. Whitman School of Management, where he taught from 1966 to 2003.   Mr. Wood, as president of Carclo Technical Plastics, was responsible for the preparation and evaluation of the audited financial statements of that company.

The members of the Compensation Committee are Mr. Wood (chairman), William B. Roberts and Gregory S. Washer.  Following the Annual Meeting, we expect to name Mr. Washer as chairman. This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Mr. Rayhill (chairman), Mr. Adams and Mr. Fredrikson.  Following the Annual Meeting, we expect to name Mr. Washer to take the place of Mr. Fredrikson. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its Nominating Committee has received recommendations from shareholders as to nominees, the Board of Directors and the Nominating Committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2008 were timely filed.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held seven meetings (including regular and special meetings) and acted twice by written consent during 2008.  The Audit Committee met six times during 2008, including at least one meeting per quarter to review the Company's financial statements, and acted one time by written consent, while the Compensation Committee met four times during 2008 and did not act by written consent.  The Nominating Committee met once during 2008 and did not act by written consent.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2008.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  Other than Mr. Bradley, no directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath, LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2009.  Crowe also performed the audit of the Company's financial statements for the year ended December 31, 2008. The Company retained Crowe for that purpose on February 6, 2009. The former principal accountant, McGladrey & Pullen LLP (“McGladrey”), had served as the Company's principal accountant since October 21, 2004, and performed certain attestation services for the Company during the year ended December 31, 2008, notably the review of the financial statements included in the Company's three quarterly reports on Form 10-Q filed in 2008.

A proposal to ratify the Audit Committee’s appointment of Crowe will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Change in Principal Accountant

On February 6, 2009, the Audit Committee approved the engagement of Crowe as the Company's independent registered public accounting firm to perform an audit of the Company's financial statements as of and for the year ended December 31, 2008, and dismissed McGladrey as the Company's independent registered public accounting firm.  The Company had previously reported that McGladrey, on January 14, 2009, declined to stand for reappointment as the Company's independent registered public accounting firm after completion of the December 31, 2008 audit.

Regarding McGladrey

McGladrey’s reports on the Company's consolidated financial statements for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope, or accounting principles, except that (i) the report on the year ended December 31, 2006 included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R effective January 1, 2006; (ii) the report on the year ended December 31, 2007 included an explanatory paragraph regarding the Company's change in method of accounting for uncertain tax positions; and (iii) the report on the year ended December 31, 2007 included an explanatory paragraph regarding the potential effect on the Company if it were to be unsuccessful in completing a sale of a pool of receivables.  Such sale was successfully completed, after the date of such report.

During the Company's three most recent fiscal years ended December 31, 2008, 2007 and 2006, and the subsequent interim period through February 12, 2009, there were no disagreements between the Company and McGladrey on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to McGladrey’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company's consolidated financial statements for the relevant year.

During the Company’s three most recent fiscal years ended December 31, 2008, 2007 and 2006, and the subsequent interim period through February 12, 2009, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Regarding Crowe

During the Company's two years ended December 31, 2008 and 2007 and the subsequent interim period through February 6, 2009, the Company did not consult with Crowe on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company's financial statements, and Crowe did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue.

Audit Fees

Information relating to the fees billed to the Company by the prior and present audit firms appears below.

The aggregate fees billed by Crowe for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2008 were $625,000.

The aggregate fees billed by McGladrey for professional services rendered as part of or for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2007, for the review of the financial statements included in the Company's quarterly reports on Form 10-Q filed in 2008 and 2007, and for services that are normally provided by the auditor in connection with statutory or regulatory filings or engagements in those two years were $325,000 and $971,000, respectively.  It should be noted that McGladrey, though not retained to perform the audit of the Company's annual financial statements for the year ended December 31, 2008, did perform quarterly review of the financial statements included in the Company's three quarterly reports on Form 10-Q filed in 2008.

Audit-Related Fees

Crowe performed for the Company no audit-related services in the fiscal years ended December 31, 2008 and 2007.

The aggregate fees billed by McGladrey for audit-related services for the fiscal years ended December 31, 2008 and 2007 were $52,550 and $316,000, respectively.  These professional services were rendered in conjunction with the Company's securitization and financing transactions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Crowe performed for the Company no tax services in the fiscal years ended December 31, 2008 and 2007.

The aggregate fees billed by McGladrey for tax services in the fiscal years ended December 31, 2008 and 2007 were $600,790 and $570,000, respectively.  Tax services provided by McGladrey consisted of preparation of various state and federal income tax returns for the Company and its subsidiaries.

All Other Fees

No other fees were billed by Crowe or McGladrey in the fiscal years ended December 31, 2008 and December 31, 2007.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2008 and December 31, 2007, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH, LLP.

PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT OF THE COMPANY'S 2006 LONG-TERM INCENTIVE PLAN, WHICH WILL PERMIT AN EXCHANGE AND REPRICING OF OUTSTANDING OPTIONS

Introduction

We are seeking shareholder approval of an amendment of the Company's 2006 Long-Term Equity Incentive Plan (“2006 Incentive Plan”), which will permit a one-time exchange of eligible stock options that have exercise prices significantly above the current price of our common stock.  The exchange would involve surrender of outstanding options and issuance of amended options to purchase, at a reduced exercise price, the same number of shares. The amended options will become exercisable on a vesting schedule that will be based on the vesting schedule of the surrendered options, but will include a bar on exercise within six months following the deemed date of issuance. That date of issuance will be on or about the conclusion of the exchange offer process.

Our executive officers, but not our non-employee directors, will be eligible to participate in the exchange. Prior to launching the exchange offer after the annual meeting, our Compensation Committee may determine to exclude any employee or class of employees or adjust the terms of the new options in a manner less favorable to any employee or class of employees.

A critical factor in successfully achieving our business objectives and creating long-term value for our shareholders is the ability to provide long-term equity compensation to our key employees. Participation in our equity plan rewards these employees for the Company’s success by giving them an opportunity to participate in our growth, thereby aligning their interests with those of our shareholders. Although all of our employees are eligible for equity compensation under our 2006 Equity Incentive Plan, we have generally limited participation in the 2006 Incentive Plan to management employees, whose performance is likely to have an effect on our financial results. Our direct competitors and our peer companies rely on equity compensation to attract and retain top talent in our industry and to remain competitive. We believe that if we should fail to offer competitive levels of equity compensation in attracting and retaining important management employees we would put ourselves at a competitive disadvantage, which may have an adverse effect on our business.

As of the date of this proxy statement, there are outstanding options to purchase approximately 7,501,999 shares of CPS common stock, held by approximately 79 individuals. However, like other companies in the financial services sector, and business services generally, our stock price has fallen significantly over the past nine to eighteen months. This has caused substantially all (over 99%) of the outstanding stock option awards issued prior to this year to be out-of-the-money, or underwater, meaning the exercise or purchase price of the option is greater than the current market price of our common stock. Where this difference is unduly large, such options fail to provide adequate performance and retention incentives to our employees and do not achieve our goal of aligning employees’ interests with those of our shareholders.

We believe the steep decline in our stock price was mostly driven by factors external to how we operate our business. Since the fourth quarter of 2007, U.S. and global economic activity has progressively weakened. The recession has affected virtually all segments of the economy in 2008 and 2009 as both consumer and business spending dropped sharply. The economic and capital market stresses led to a severe global financial disruption in 2008. This disruption caused the credit markets to cease functioning, a pervasive loss of investor confidence and a significant devaluation of assets of all types, from the riskiest to the most secure. It also resulted in increasingly negative job growth throughout 2008, and a deepening economic contraction in the second half of 2008.

As they affect our business of subprime automotive finance, the severe credit and liquidity disruptions in the market globally and rapid deterioration in general economic circumstances described above have caused it to be increasingly difficult to obtain financing to acquire and hold subprime consumer obligations.

Our management has taken actions to address the unprecedented economic environment. We undertook significant cost-reduction actions in late 2008 and early 2009. As of May 31, 2009, we have taken actions to eliminate a total of approximately $35 million of annual operating expenses for 2009. Among these actions are (i) a reduction in the number of employees from 873 at May 31, 2008 to 542 at May 31, 2009, (ii) a general freeze on salaries, suspending our long-established practice of annual adjustments, and (iii) as to officer-level employees, a 20% reduction in bonuses earned for achieving their personal performance goals in 2008. However, despite the actions we have taken to reinvigorate our business and improve our performance, our efforts have not had a significant effect on our stock price, which remains at a level significantly below that which prevailed in the years 2006 and 2007. Further, there can be no assurance that our stock price will increase in the future.

We believe the best course of action is to replace the deeply underwater stock option awards with amended stock option awards. The amended options would have an exercise price that is above the currently prevailing price of CPS common stock, but significantly below the exercise prices of the Eligible Options (as defined below). By exchanging such options, we will more cost-effectively provide retention and performance incentives to our key contributors than we would by simply issuing incremental equity or paying additional cash compensation.

Overview and Summary of Material Terms of Option Exchange Program

Beginning in January, our Compensation Committee began to consider the possibility of a one-time stock option exchange program (the “Option Exchange Program”), bearing in mind that any such program would be subject to shareholder approval. The topic was considered again at a meeting on May 6, 2009.  On June 5, 2009, the Compensation Committee approved the detailed terms of the Option Exchange Program as described herein. Under the proposed Option Exchange Program, eligible employees would be able to elect to exchange, through an Exchange Offer (as described below), outstanding eligible options to purchase shares of our common stock issued for new options with reduced exercise prices and modified vesting schedules (the “New Options”). The following describes important features of the Option Exchange Program:

Who Is Eligible to Participate in the Option Exchange Program? All employees of the Company who are employed by us on the date we commence the Exchange Offer and who hold Eligible Options (as defined below) will be eligible to participate in the program (such employees, “Eligible Optionholders”). Each New Option will have an exercise price of $1.50 per share (or, if greater, the closing price of our common stock on the date of the exchange.) Only those Eligible Optionholders who continue to be employed by us through the date on which the Exchange Offer concludes will be granted New Options.

Who Is Not Eligible to Participate in the Option Exchange Program? Non-employee members of our Board of Directors, as well as persons whose employment terminates prior to the date on which the Exchange Offer is concluded, will not be eligible to receive New Options. As of the date of this proxy statement, non-employee directors held options to purchase 670,000 shares of common stock, while terminated employees held options to purchase 223,000 shares of common stock. These options are ineligible for exchange.  In addition certain outstanding options with exercise prices below $2.50 per share are not eligible for exchange. As of the date of this proxy statement, there were 2,408,433 shares of our common stock subject to outstanding options that are not eligible for exchange because they have exercise prices ranging from $0.625 to $2.39.

What Options Are Eligible to be Cancelled in the Option Exchange Program? Options held by Eligible Optionholders that have exercise prices of $2.50 per share or more are eligible to be surrendered in the Option Exchange Program (such options, “Eligible Options”). As of the date of this proxy statement there were 59 Eligible Optionholders, who held Eligible Options to purchase 4,200,566 shares, with exercise prices ranging from $2.50 to $7.18 per share, a weighted average exercise price of $4.99 per share and a weighted average remaining term of 6.18 years per share. The Eligible Options constitute approximately 56% of the 7,501,999 shares of our common stock subject to outstanding stock options as of the date of this proxy statement. The Eligible Options constitute approximately 22% of our total outstanding shares of common stock as of the date of this proxy statement. As of that date, approximately 1.1 million shares remain available for issuance under the 2006 Incentive Plan. Because the Exchange Offer will involve a one-for-one exchange of shares underlying the Eligible Options and the New Options, the number of shares remaining available for future grants under the 2006 Incentive Plan will not be affected by the Exchange Offer.

  An Eligible Optionholder who desires to participate in the Option Exchange Program must surrender an entire Eligible Option that corresponds to a particular exercise price and will not be given the opportunity to surrender only a portion of such outstanding Eligible Option. An Eligible Optionholder who holds more than one Eligible Option corresponding to different exercise prices will not be required to surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis.

How many shares may be purchased upon the exercise of the New Options by an Eligible Optionholder? The number of shares that may be purchased upon exercise of the New Options will be the same as the number of shares that might be purchased upon exercise of the surrendered Eligible Options.  This will result in the New Options having a greater value to the optionholder than the surrendered options.

What Vesting Will Apply? Each New Option will be subject to vesting in a manner that bars any exercise for six months after the new grant, and thereafter becomes exercisable on the same schedule as was applicable to the surrendered option.  For example, if an Eligible Option were previously to become exercisable in five annual increments on the first of June of the years 2008 through 2012, so that such option was 40% exercisable at present, then the corresponding New Option would not be exercisable at all upon issuance, would become exercisable as to 40% of the underlying shares six months after issuance, and would become exercisable as to three further increments of 20% each on the originally applicable dates: June 1 of 2010, 2011 and 2012.

Why Are We Seeking Shareholder Approval of the Option Exchange Program? Under the terms of the 2006 Incentive Plan, shareholder approval is required in order for us to implement the Option Exchange Program. If our shareholders approve this proposal, we currently intend to launch the Exchange Offer promptly following the Annual Meeting to which this Proxy Statement relates and at which we are seeking shareholder approval, although we may determine to delay the Exchange Offer. If we do not obtain shareholder approval of this proposal, we will not be able to implement the Option Exchange Program. See “Vote Required” on page 20 for a description of the votes required to approve the Option Exchange Program.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated managerial employees to implement our strategic initiatives, expand and develop our business and satisfy our customers. Competition for these types of employees is intense, and many companies use equity awards, including stock options and restricted stock, as a means of attracting, motivating and retaining their employees. The Compensation Committee of our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In the past, stock options have constituted an important part of our incentive and retention programs.

As a result of the recent global credit and liquidity crisis and the subsequent sharp economic slowdown described above, the stock prices of financial companies, including ours, have declined. Because of this decline in price over the past 18 months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on June 15, 2009, the closing price of our common stock on the Nasdaq Stock Market was $0.87 per share and the weighted average exercise price of Eligible Options was $4.99 per share. Consequently, as of that date, substantially all (over 99%) of the outstanding stock options issued prior to 2009 and held by Eligible Optionholders were out-of-the-money.

This circumstance has caused our Board and its Compensation Committee to conclude that we may be at risk of losing key contributors across our workforce because, in the absence of an effective equity component, we do not currently have sufficient compensation programs in place to incentivize, retain and ensure the continued commitment of many of our employees. Additionally, the Compensation Committee considered the following in determining to adopt the Option Exchange Program:

•
Reasonable, Balanced and Meaningful Incentives. Under the Option Exchange Program, Eligible Optionholders would be able to surrender certain underwater options for New Options, with exercise prices above the current market price. Employees who no longer have an equity stake due to underwater stock options might seek employment with another company. The cost of replacing a significant fraction of our management employees, or even certain key contributors, could be substantial. Our Compensation Committee believes that if we do not take steps in the near future to properly incentivize our key employees, it could adversely affect our business, results of operations and thus our future stock price.

•
Enhanced Long-Term Shareholder Value. We believe that ultimately the Option Exchange Program will enhance long-term shareholder value by restoring competitive incentives to the participants so they are further motivated to achieve our strategic, operational and financial goals, as grant prices significantly in excess of the market price of our stock undermine the effectiveness of stock options as employee performance and retention incentives.

•
Reduced Pressure for Additional Grants. If we are unable to implement the Option Exchange Program, we may be forced to issue additional equity awards to our employees at current market prices, increasing the total number of shares to be issued upon the exercise of equity awards, or our equity award “overhang.” Any such additional grants also would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under the 2006 Incentive Plan.

•
Equity Award Overhang Unchanged. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the Option Exchange Program, will offer meaningful incentives to option plan participants while eliminating the ineffective options that are currently outstanding. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•
Participation by Our Executive Officers. Our executive officers are expected to be among the primary drivers of the strategic and operational initiatives we have implemented to advance the creation of long-term shareholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to include executive officers as Eligible Optionholders in the Option Exchange Program.

•
Restore value from compensation costs that we have already incurred and will continue to incur with respect to outstanding underwater stock options.  Options eligible for the Option Exchange Program were granted at the then fair market value of our common stock in accordance with our policies for such grants. Under applicable accounting rules, we have already recognized $2.7 million in compensation expense for these options.  Moreover, we are obligated to recognize approximately $3.8 million in additional future compensation expense, even if these options are never exercised.  We believe it is an inefficient use of the shares made available under our 2006 Incentive Plan to recognize compensation expense on options that are not perceived as having value by our employees.

The Option Exchange Program will result in some additional compensation expense.  Assuming a market price for our stock of $1.00 per share on the date of the exchange, if all the options eligible for the Option Exchange Program are exchanged, we will incur additional compensation expense, in accordance with applicable accounting rules, of approximately $457,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options.  The actual amounts of additional compensation expense will vary to the extent the market price for our stock is more or less than $1.00 per share at the time of the exchange.  There will also be additional expense incurred in connection with modification of terms of an outstanding warrant, as discussed below, which expense we estimate to be approximately $140,789.  We believe the amount of additional compensation expense is small relative to the amount of compensation expense already incurred and committed to for the underwater options that are eligible for the Option Exchange Program and that the additional expense is justified by the value restored to the exchanged options.

If the Option Exchange Program is not approved by our shareholders, the original options that would have qualified for exchange will remain outstanding and we will continue to incur the compensation expense associated with those options even though they will no more than minimal retention and incentive value.

In determining to recommend that shareholders approve the Option Exchange Program, the Compensation Committee of the Board considered other alternatives as set forth below. However, the Compensation Committee believes that the Option Exchange Program provides a better opportunity to motivate our employees to create shareholder value at a more reasonable cost to the Company as the Option Exchange Program will allow us to conserve cash resources, as compared to alternative compensation plans.

Consideration of Alternatives

When considering how best to continue to retain and incentivize our employees who have underwater stock options, we considered the following alternatives:

Increase cash compensation. To replace equity incentives, we considered increasing base and target bonus compensation. However, significant increases in cash compensation would increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. We believe that equity awards are an important component of our employees’ total target compensation, and that replacing this component with additional cash compensation to remain competitive during a period of financial strain on the Company could have a material adverse effect on the Company. In fact, we instituted a salary freeze in February 2009, and our senior management team received bonuses (related to achievement of their personal strategic objectives in 2008) that were reduced from those that were calculated pursuant to our existing management bonus plan.

Grant additional equity compensation.  We considered granting employees special supplemental stock option grants at current market prices, or restricted stock units, in order to restore the value of previously granted stock options that are now out-of-the-money. However, to cause such supplemental stock option grants to replicate the initial value of underwater previously granted stock options, or even of the subset that comprises the Eligible Options, would have required option grants with respect to more shares than are authorized for issuance under the 2006 Incentive Plan.  The Compensation Committee considered recommending an increase in the number of shares authorized for issuance under the 2006 Incentive Plan, but decided against recommending such an amendment, as such additional authorization would substantially increase the potential dilution to our shareholders. In addition, any such supplemental grants, like the Option Exchange Program, would increase our stock-based compensation expense.

Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would provide strong alignment of management’s and employees’ interests with those of our shareholders.

Implement Option Exchange Program. We also considered implementing the Option Exchange Program under which employees could exchange certain underwater stock options for New Options. We determined that this approach was the most attractive for the reasons described above.

Description of the Option Exchange Program

Implementing the Option Exchange Program. If the Option Exchange Program is approved by our shareholders, it is the Board’s intent that Eligible Optionholders who are offered the opportunity to participate in the program under a tender offer (an “Exchange Offer”) that will be filed with the Securities and Exchange Commission (the “SEC”) will be able to complete their exchange following the Annual Meeting at which such shareholder approval is sought. The Company has not commenced the Option Exchange Program and will not do so unless the shareholders approve this proposal. If the Company receives shareholder approval of the Option Exchange Program, the Option Exchange Program may commence at a time determined by the Company, with terms expected to be materially similar to those described in this proposal. Upon the commencement of the Option Exchange Program, Eligible Optionholders will receive written materials explaining the precise terms and timing of the Option Exchange Program. From the time the Exchange Offer commences, the Eligible Optionholders will be given at least 20 business days (or such longer period as we may elect to keep the Option Exchange Program open) to choose whether to surrender for cancellation all or a portion of their Eligible Options, on a grant-by-grant basis, in exchange for New Options. They will make this choice by completing an election form which will be distributed to them as part of the Option Exchange Program and submitting the form to us within the 20 business day period (or such longer period if we choose to keep the offer to exchange open). Once the Exchange Offer is closed, Eligible Options that were surrendered for exchange will be cancelled, and the Compensation Committee will approve grants of New Options to participating employees. All such New Options will be granted under the 2006 Incentive Plan, and will be subject to the terms of such 2006 Incentive Plan and to an option award agreement to be entered into between the Company and each participating employee. At or before commencement of the Option Exchange Program, the Company will file the Exchange Offer and other related documents with the SEC as part of a tender offer statement on Schedule TO.

Even if the Option Exchange Program is approved by our shareholders, our Compensation Committee will retain the authority, in its sole discretion, to amend (including adjusting the terms in a manner less favorable to any employee or class of employees), postpone, or under certain circumstances cancel the Option Exchange Program once it has commenced or to exclude certain Eligible Options or Eligible Optionholders from participating in the Option Exchange Program, due to tax, regulatory or accounting reasons or because participation would be inadvisable or impractical.

Shareholder approval of the proposed amendment to the 2006 Incentive Plan would authorize this Option Exchange Program only, and would not disturb the general prohibition on repricing of outstanding options. If we were to propose a stock option exchange program in the future, we would need to seek separate shareholder approval of that subsequent program.

Outstanding Options Eligible for the Option Exchange Program. Options held by Eligible Optionholders that have an exercise price of at least $2.50 per share and are out-of-the-money on the date the Exchange Offer concludes are eligible to be surrendered in the Option Exchange Program. As of the date of this proxy statement, options to purchase approximately 7,501,999 shares of our common stock were outstanding, of which options to purchase approximately 4,200,566 shares would be eligible for exchange under the Option Exchange Program.

As of the date of this proxy statement, there were 59 Eligible Optionholders. The following table shows the number of shares underlying outstanding Eligible Options at each applicable exercise price as of that date.
Exercise Price	Maximum Number of Shares Underlying Eligible Options	Remaining Life (in years)
$2.50	161,283	1.75
$2.64	236,000	3.96
$2.77	27,700	3.04
$2.88	11,000	4.34
$3.05	5,000	4.43
$3.18	420,000	8.55
$3.31	10,000	4.68
$3.50	17,500	4.75
$3.64	20,000	4.59
$4.00	500,000	4.68
$4.01	40,000	6.07
$4.25	227,583	2.90
$4.60	15,000	5.59
$4.61	57,500	8.40
$5.00	37,500	7.97
$5.04	441,000	5.56
$5.07	15,000	5.84
$5.26	400,000	8.05
$6.00	388,500	5.98
$6.04	107,500	7.98
$6.07	62,500	5.76
$6.10	15,000	6.45
$6.50	35,000	5.77
$6.85	640,000	7.10
$6.91	270,000	7.55
$7.18	50,000	7.69
		Weighted
	Total 4,200,566	Average	6.18

Valuation of Options Subject to the Option Exchange Program.  Throughout this proxy statement, we have calculated the fair value of the Eligible Options and New Options using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option. For purposes of determining the fair value of an Eligible Option under the Black-Scholes model, the following factors were used: (a) the option’s existing exercise price; (b) an assumed value of $1.00 per share for our common stock at the commencement of the Option Exchange Program; (c) expected annual volatility of our common stock price ranging from 71% to 93%; (d) an expected term ranging from three years to seven years; (e) a risk-free interest rate ranging from 1.32% to 2.47%; and (f) no expected dividends.  Based on these assumptions, the Eligible Options to purchase approximately 4,200,566 shares have an aggregate fair value of approximately $1.43 million.

We also valued the New Options using the Black-Scholes option valuation model using the following assumptions: (a) the new option exercise price of $1.50; (b) an assumed share price of $1.00 per share; (c) expected annual volatility ranging from 75% to 111%; (d) an expected term ranging from two years to five years; (e) a risk-free interest rate ranging from 0.93% to 1.86%; and (f) no expected dividends. Based on the above, and assuming that all of the Eligible Options will be surrendered for exchange by Eligible Optionholders, the aggregate fair value of the New Options would be approximately $2.12 million.

Please note that we have used an assumed value of $1.00 per share, in place of attempting to predict the actual share price as of the date of any exchange of Eligible Options for New Options.  We selected the round number of $1.00 per share, taking into consideration (i) that the 10-day trailing average closing price for the period ending June 19, 2009, was $0.878 per share, (ii) that the average closing price for the current fiscal quarter (through June 19, 2009) was $0.775, and (iii) that the closing price has exceeded $1.00 per share on only four of the 117 trading days in the current year, through June 19, 2009.  In choosing to use an assumed market value generally in excess of market prices prevailing to date in 2009, we took into account that a higher assumed market value increases the computed fair value of the New Options, and the computed fair value of the benefit to the participating Eligible Optionholders, as compared to any lower assumed value.  If the actual market value at the date of the exchange of options is lower than $1.00 per share, then such fair values will be lower than stated in this proxy statement. Conversely, if the actual market value at the date of the exchange of options is higher than $1.00 per share, then such fair values will be higher than stated in this proxy statement.

Election to Participate. Participation in the Option Exchange Program will be voluntary. Eligible Optionholders will be permitted to exchange all or none of their Eligible Options for New Options on a grant-by-grant basis, meaning that an Eligible Optionholder who holds more than one Eligible Option need not surrender every Eligible Option he or she holds, but if any part of a single Eligible Option is surrendered, the entire Eligible Option must be surrendered.

Vesting of New Options. As described in more detail above under “Overview and Summary of Material Terms of Option Exchange Program—What Vesting Will Apply,” each New Option will be subject to vesting that prohibits exercise within six months of its date of grant. A participant in the Option Exchange Program will forfeit any portion of the New Options award that remains unvested at the time his or her employment with us terminates for any reason, except to the extent that the holder exercises the New Options within a period of three months after termination of employment (twelve months if termination is due to death or disability).

Other Terms and Conditions of the New Options. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date, and otherwise governed by the terms and conditions of the 2006 Incentive Plan. These additional terms and conditions will be comparable to the other terms and conditions of the Eligible Options.

Return of Eligible Options Surrendered. Consistent with the terms of the 2006 Incentive Plan, shares subject to Eligible Options surrendered in the Option Exchange Program will return or be added to the pool of shares available for grant under the 2006 Incentive Plan. This will result no net change in the number of shares available for issuance under options outstanding or authorized for issuance.

Accounting Treatment. We have adopted the provisions of SFAS 123R regarding accounting for share-based payments. Under SFAS 123R, the expense related to issuance of the Eligible Options as of their respective dates of grant, and is accrued over the vesting period of such options. All of such expenses will continue to be incurred, notwithstanding the surrender of any or all of the Eligible Options for New Options. In addition, assuming a market price for our stock of $1.00 per share on the date of the exchange, if all the options eligible for the Option Exchange Program are exchanged, we will incur additional compensation expense of approximately $457,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options. Further, in connection with obtaining the consent of a senior lender to the amendment to the 2006 Incentive Plan, we have agreed to modify the terms of a warrant held by such lender. We estimate the fair value of the change in such terms to be $140,789.

Potential Modifications to Terms to Comply with Governmental Requirements. The terms of the Option Exchange Program will be described in an Exchange Offer that we will file with the SEC. Although we do not anticipate that the SEC will require us to modify the terms significantly, it is possible that we will need to alter the terms of the Option Exchange Program, including an extension of the period we will keep the Option Exchange Program open, to comply with comments from the SEC.

Effect on Shareholders

We are not able to predict with certainty the effect the Option Exchange Program will have on your interests as a shareholder, as we are unable to predict exactly how many Eligible Optionholders will exchange their Eligible Options or what the future market price of our common stock will be on the date that the New Options are granted. However, we believe that substantially all holders of Eligible Options will chose to participate. On the assumption of 100% participation and a stock price of $1.00 per share, we would expect to incur incremental compensation expense from the Option Exchange Program of approximately $457,000 at the time of the exchange and approximately $232,000 over the remaining vesting periods of the exchanged options. In addition, we estimate the fair value (expense) of a related warrant modification to be $140,789.

Interests of Our Directors and Executive Officers in the Option Exchange Program

The following table shows the number of shares subject to Eligible Options held by our executive officers (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) as of the date of this proxy statement:

		Weighted Avg.	Weighted Avg.
	Eligible	Exercise	Remaining
Name	Options	Price	Term (years)
Charles E. Bradley	886,666	$4.7230	5.42
Jeffrey P. Fritz	270,000	$5.0930	6.52
Robert E. Riedl	250,000	$4.8252	6.24
Chris Terry	206,000	$5.1226	6.48
Curtis K. Powell	190,000	$4.9105	6.21
Mark Creatura	190,000	$4.9105	6.21
Teri L. Clements	145,000	$5.0490	6.89
Jayne E. Holland	145,000	$5.0490	6.89
Michael T. Lavin	85,000	$5.0912	6.74
Total for all executive officers (9 persons)	2,367,666

New Plan Benefits

The following table shows the maximum number of New Options that may be issued to each of our executive officers, our executive officers as a group, our non-employee directors, and our employees as a group pursuant to the Option Exchange Program. It shows the estimated fair values of the Eligible Options, of the New Options, and of the net benefit to participants, assuming that all Eligible Options are exchanged and the market price of our common stock is $1.00 per share at the date of grant of the New Options:

			Estimated Fair Value

	Eligible	Eligible	New	Net
Name	Options	Options	Options	Benefit
Charles E. Bradley	886,666	$294,300	$440,000	$145,700
Jeffrey P. Fritz	270,000	87,500	134,300	46,800
Robert E. Riedl	250,000	83,300	124,700	41,400
Chris Terry	206,000	69,810	103,580	33,770
Curtis K. Powell	190,000	65,200	95,900	30,700
Mark Creatura	190,000	65,200	95,900	30,700
Teri L. Clements	145,000	51,700	74,550	22,850
Jayne E. Holland	145,000	51,700	74,550	22,850
Michael T. Lavin	85,000	29,150	43,150	14,000

Total for all executive officers (9 persons)	2,367,666	$797,860	$1,186,630	$388,770

Total for all other employees	1,832,900	634,155	934,717	300,562

Total for all non-employee directors	0	0	0	0

Total for all participants	4,200,566	$1,432,015	$2,121,347	$689,262

Although participation in the Option Exchange Program is voluntary, one may reasonably expect that all holders of Eligible Options will exchange them for New Options.  On that assumption, the fair value of the benefits to be received by any Eligible Optionholder or groups of Eligible Optionholders, if the proposal is approved, would be the difference between the fair value of the Eligible Options and the fair value of the New Options, as shown above under the caption "Net Benefit."

Description of the 2006 Incentive Plan

The 2006 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries.  The Company has 534 employees and seven non-employee directors (anticipated to be five after the Annual Meeting), all of whom are eligible to participate in the 2006 Incentive Plan; however, based on past practice and present policy, it would be reasonable to expect that it will be the Company’s managerial and officer employees (39 individuals at present) and its non-employee directors who will receive awards under the 2006 Incentive Plan. From the inception of the 2006 Incentive Plan in 2006 to the present, no awards other than stock options have been granted under the 2006 Incentive Plan, and there are no current plans to issue any awards other than stock options.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed amendments is 5,000,000, plus 347,131 shares that were reserved for issuance under our 1997 Long-Term Incentive Plan (the "Prior Plan") but were not made subject to awards under the Prior Plan, or as to which such awards for any reason have terminated without exercise. If the Option Exchange Program is approved and every Eligible Optionholder exchanges all Eligible Options, awards under the Prior Plan with respect to approximately 2,183,066 shares would be canceled, resulting in the addition of such shares to those reserved for issuance under the 2006 Incentive Plan. Such addition would not, however, affect the total number of shares that are subject or may be made subject to awards under the 2006 Incentive Plan and the Prior Plan, taken together.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the 2006 Incentive Plan.  Currently, the Compensation Committee of the Board administers the 2006 Incentive Plan.  The Board or the Committee has authority to administer and interpret the 2006 Incentive Plan and to determine the form and substance of agreements, instruments and guidelines for its administration.  The Board or the Committee has authority to determine the employees and directors to be granted stock options and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries.  However, it can reasonably be anticipated that each person nominated for election as a director at the Annual Meeting, and each executive officer of the Company, may at some time in the future receive grants under the 2006 Incentive Plan.  Prior to the Annual Meeting, the maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the 2006 Incentive Plan has been 1,000,000. As the Option Exchange Program involves surrender of awards issued under both the 2006 Incentive Plan and the Prior Plan, the maximum number that may be issued to any one individual is being increased, but not above a maximum of 1,666,667 shares, by the number of shares that are the subject of Eligible Options outstanding under the Prior Plan and surrendered in the Option Exchange Program.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time.  The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant.  It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company.  In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the 2006 Incentive Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The term of stock options granted under the 2006 Incentive Plan may not be more than ten (10) years from the date of grant.  Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements.  Unless otherwise provided by the Board or the Committee administering the 2006 Incentive Plan, awards granted under the 2006 Incentive Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The 2006 Incentive Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the 2006 Incentive Plan must be approved by the shareholders of the Company.  The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the 2006 Incentive Plan.

Federal Income Tax Consequences Relating to the 2006 Incentive Plan in General

The federal income tax consequences of an optionee's participation in the 2006 Incentive Plan are complex and subject to change.  The following discussion is a summary of the general rules applicable to stock options.  Recipients of stock options under the 2006 Incentive Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

Incentive Stock Options

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code").  To qualify for such favorable treatment, incentive stock options must meet a number of conditions, among which are (i) that the exercise price must not exceed the fair market value of the underlying stock as of the date of grant, (ii) that there be no "disqualifying disposition," as described below, of the shares, and (iii) that the favorable treatment is only available to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year do not exceed $100,000.  Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee.  The federal income tax consequences of an employee's participation in the 2006 Incentive Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise.  Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares.  In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain.  In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a "disqualifying disposition" and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs.  The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options.  In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee.  Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options.  However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the 2006 Incentive Plan do not qualify for any special tax benefits to the optionee.  An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price.  The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee.  If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options.  Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Federal Income Tax Consequences of the Option Exchange Program.

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program.

The surrender of Eligible Options and issuance of related New Options pursuant to the Option Exchange Program should not give rise to income or gain or loss for federal income tax purposes to the holders of the options.  The New Options will be treated as a nonqualified stock option or incentive stock option, as previously applicable to the related surrendered Eligible Option, with no negative tax consequences to the holder provided that (i) the New Options are exercisable at no less than the fair market value of the stock on the date of the issuance of the New Options (which will be the case with respect to any New Options issued in the Option Exchange Program), and (ii) to retain treatment as incentive stock options, the New Options must comply with the other conditions generally applicable to incentive stock options.  Such conditions are described above under the caption "Federal Income Tax Consequences Relating to the 2006 Incentive Plan in General – Incentive Stock Options." One condition that may be affected by the Option Exchange Program is the limitation on the value of stock underlying incentive stock options that first become exercisable in any one calendar year.  Because the vesting schedule of the New Options will cause an increased fraction of the New Options (as compared to the surrendered Eligible Options) to become exercisable in the year 2010 (the year that we anticipate will include the date six months after the date of any issuance of the New Options), Eligible Options that are incentive stock options will be replaced in part by New Options that are nonqualified stock options.  The extent to which that occurs will depend on the number and vesting schedule of the Eligible Options surrendered, and the fair market value of the Company's common stock on the date the New Options are issued.

In addition, the Company may suffer an adverse effect on the treatment of a nonqualified stock option as performance-based compensation, with the result that income arising upon its future exercise may be subject to the limitation of Section 162(m) of the Code. That section precludes a deduction by the Company for compensation of a covered employee in excess of $1,000,000 in a taxable year.

Notwithstanding our description above, the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax implications of participating in the Option Exchange Program under all applicable laws.

Amendment to the Plan

The preceding is a summary description of the material terms of the 2006 Stock Plan, and is qualified in its entirety by reference to Exhibit A to this Proxy Statement, which sets forth in full the 2006 Stock Plan as proposed to be amended. The amendment to be offered for approval at the Annual Meeting adds a new paragraph to Section 10 of the 2006 Stock Plan, to read in full as follows:

"(g) One-time Exchange Program.  Notwithstanding this Plan's prohibition on Repricing of Options, and notwithstanding anything else in this Plan to the contrary, the Board or Committee may provide for, and the Company may implement, a one-time-only exchange offer ("Exchange Offer"), under which the Company may issue Options under this Plan in exchange for Options previously issued and then outstanding under this Plan or the Former Plan. The Exchange Offer is permitted only subject to the conditions described in the Company's definitive proxy statement filed in connection with its 2009 annual meeting of shareholders. To give full effect to such exchange, the Maximum Participant Award applicable to each Participant is increased above the limit specified in section 6(b) hereof, up to but not beyond an adjusted maximum of 1,666,667 shares, to the extent such Participant in the Exchange Offer surrenders awards issued and outstanding under the Former Plan."

There is no such subdivision (g) in the 2006 Stock Plan as in effect at present; Section 10 ends with subdivision (f).

Vote Required

You may vote in favor or against the proposal and you may also abstain as to the proposal. In order to approve the proposal, a quorum (a majority of outstanding shares) must be present and a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Commencement and completion of the Exchange Offer is contingent upon shareholder approval of the proposal. For purposes of the approval of the Option Exchange Program, abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the two fiscal years ended December 31, 2008 and 2007 by the Company's chief executive officer, by its chief financial officer, and by the two other most highly compensated individuals (such three individuals, the "named executive officers") who were serving in such positions or as executive officers at any time in 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Charles E. Bradley, Jr.	2008	$880,000	$1,056,000	$67,244	2,100	$2,005,344
President & Chief	2007	840,000	1,500,000	561,864	2,100	2,903,964
Executive Officer

Jeffrey P. Fritz	2008	317,000	170,000	33,622	2,100	522,722
Sr. Vice President – Accounting	2007	305,000	212,000	93,122	2,100	612,222
& Chief Financial Officer

Chris Terry	2008	319,000	182,000	33,622	2,100	536,722
Sr. Vice President –	2007	307,000	229,000	93,122	2,100	631,222
Servicing

(1)	Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options
(2)
Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were $1500 per individual in 2007 and 2008.

Grants of Plan-Based Awards in Last Fiscal Year

In the year ended December 31, 2008, we did not grant any stock awards or stock appreciation rights to any of our named executive officers.  We granted options to substantially all of our management level employees on January 30, 2008.  The option grants noted in the tables above and below were awarded to the named executive officers as part of that general grant.  The chief executive officer received an option to purchase up to 40,000 shares of the Company's common stock at the market closing price ($3.18 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  Each of the other seven executive officers of the Company (including the named executive officers) received a grant at that time on the same terms, with respect to up to 20,000 shares.

Grants of Plan-Based Awards

Name	Grant date	Number of shares underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Charles E. Bradley, Jr.	January 30, 2008	40,000	$3.18	$67,244
Jeffrey P. Fritz	January 30, 2008	20,000	3.18	$33,622
Chris Terry	January 30, 2008	20,000	3.18	$33,622

Subsequent to year-end, on May 13, 2009, each director and management-level employee of the Company received an option grant under the 2006 Incentive Plan.  All such options are exercisable at $0.77 per share, which was the closing price of the common stock on that date.  Each director received an option to purchase 30,000 shares, the chief executive officer received an option to purchase 120,000 shares, and each senior vice president of the Company (including Mr. Fritz and Mr. Terry) received an option to purchase 60,000 shares.  The directors' options become exercisable in full six months after the date of grant, and the other options become exercisable in five equal installments on the first through fifth anniversaries of the date of grant.  All of such options expire on May 13, 2019, ten years after the date of grant.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2008 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, 1997 Long-Term Incentive Plan or 2006 Long-Term Equity Incentive Plan, at an option price per share no less than the fair market value per share on the date of grant. Of such options, those that are "Eligible Options" as described above in this proxy statement may be exchanged pursuant to the Option Exchange Program, if the related proposal is approved at the Annual Meeting. None of such individuals holds a stock award.

	Number of shares underlying unexercised options (#) exercisable	Number of shares underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Charles E. Bradley, Jr.	11,100	0	$0.625	October 29, 2009
	250,000	0	1.75	September 21, 2010
	83,333	0	1.75	September 21, 2010
	83,333	0	2.50	January 17, 2011
	83,333	0	4.25	January 17, 2011
	185,000	0	1.50	July 23, 2012
	40,000	0	2.64	July 17, 2013
	240,000	0	4.00	April 26, 2014
	120,000	0	5.04	May 16, 2015
	40,000	0	6.00	December 30, 2015
	32,000	48,000	6.85	October 25, 2016
	48,000	32,000	6.91	February 27, 2017
	8,000	32,000	5.26	July 30, 2017
	0	40,000	3.18	January 30, 2018
Jeffrey P. Fritz	80,000	0	4.25	November 12, 2014
	80,000	0	5.04	May 16, 2015
	20,000	0	6.00	December 30, 2015
	16,000	24,000	6.85	October 25, 2016
	4,000	6,000	6.91	February 27, 2017
	4,000	16,000	5.26	July 30, 2007
	0	20,000	3.18	January 30, 2018
Chris Terry	5000	0	1.75	September 21, 2010
	5000	0	2.50	January 17, 2011
	5000	0	4.25	January 17, 2011
	27,500	0	1.50	July 23, 2012
	30,000	0	1.92	February 3, 2013
	20,000	0	2.64	July 17, 2013
	20,000	0	4.00	April 26, 2014
	20,000	0	5.04	May 16, 2015
	46,000	0	6.00	December 30, 2015
	16,000	24,000	6.85	October 25, 2016
	4,000	6,000	6.91	February 27, 2017
	4,000	16,000	5.26	July 30, 2017
	0	20,000	3.18	January 30, 2018

Option Exercises in Last Fiscal Year

None of the named executive officers exercised any stock options during 2008; accordingly, no value was realized by any of such individuals in connection with stock option exercises.

Bonus Plan

The salary and bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the Summary Compensation Table above under the caption "bonus" is paid pursuant to an executive management bonus plan (the “EMB Plan”).   The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan). Each of the named executive officers is employed "at will" by the Company, and none has an employment contract.  The Compensation Committee has considered entering into agreements with one or more of the Company's officers that might pay additional compensation following a change in control, and may authorize such agreement(s) in the future, but no such agreements are in place as of the date of this report.

Director Compensation

The Company pays all non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman).  Non-employee directors also receive per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on January 30, 2008, issued options with respect to 10,000 shares to each non-employee director.  All such options are exercisable at $3.18 per share, the exercise price being the closing price on the date of grant. The following table summarizes compensation received by the Company’s directors for the year 2008:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Charles E. Bradley, Jr. (3)	0	0	0
Chris A. Adams	$47,500	$8,161	$55,661
Brian J. Rayhill	$65,500	$8,161	$73,661
William B. Roberts	$52,500	$8,161	$60,661
Gregory S. Washer	$59,000	$8,161	$67,161
Daniel S. Wood	$71,500	$8,161	$79,661

(1)           This column reports the amount of cash compensation earned in 2008 for Board and committee service.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the directors in 2008.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $0.82, based on assumptions of 2.0 years expected life, expected volatility of 43%, expected dividend yield of 0.0%, and a risk-free rate of 2.48%.  In addition to the stock option awards granted in 2008, the several directors held at December 31, 2008 option awards granted in previous years, for totals as follows: Mr. Bradley, 14 awards; Mr. Adams, two; Mr. Rayhill, four; Mr. Roberts, three; Mr. Washer, three; and Mr. Wood, seven.  Each director also received a stock option award on May 13, 2009, as described above.

(3)           Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of the our Common Stock (our only class of voting securities) owned beneficially as of the May 18, 2009, the record date, by (i) each person known to us to own beneficially more than 5% of the outstanding Common Stock, (ii) each nominee for election as director or named executive officer, and (iii) all of our director nominees and executive officers, as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 19500 Jamboree Road, Irvine, California 92612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles E. Bradley, Jr.	2,650,408		14.1%
Chris A. Adams	54,000		*
Brian J. Rayhill	115,000		*
William B. Roberts	939,107		5.0%
Gregory S. Washer	127,550		*
Daniel S. Wood	137,000		*
Jeffrey P. Fritz	208,000		1.1%
Chris Terry	249,041		1.3%
All nominees and executive officers combined (14 persons)	5,713,094	(2)	30.5%
Citigroup Financial Products Inc., 388 Greenwich Street, New York, NY 10013	2,508,113	(3)	13.4%
Levine Leichtman Capital Partners IV, L.P., 335 N. Maple Drive, Suite 240, Beverly Hills, CA 90210	3,073,309	(4)	16.4%
Millenco LLC, 666 Fifth Ave., New York, NY 10103	1,469,618	(5)	7.8%
Dimensional Fund Advisors LP, 1299 Ocean Ave., Santa Monica, CA 90401	1,102,850	(6)	5.9%
Whitebox Advisors LLC, 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416	1,137,957	(7)	6.1%

*           Less than 1.0%
(1)
Includes certain shares that may be acquired within 60 days after May 18, 2009 from the Company upon exercise of options, as follows:  Mr. Bradley, 1,232,099 shares; Mr. Adams, 40,000 shares; Mr. Rayhill, 95,000 shares; Mr. Roberts, 45,000 shares; Mr. Washer, 55,000 shares; Mr. Wood, 85,000 shares; Mr. Fritz, 208,000 shares; and Mr. Terry, 206,500 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes 2,851,099 shares that may be acquired within 60 days after May 18, 2009, upon exercise of options and conversion of convertible securities.
(3)	Of which, 2,500,000 are shares that may be acquired upon exercise presently-exercisable warrants. Based on a report on Schedule 13G filed by Citigroup Financial Products Inc. on February 9, 2009.
(4)
Of which, 1,848,309 are shares that may be acquired upon exercise presently-exercisable warrants. Based on a report on Schedule 13D filed by Levine Leichtman Capital Partners IV, L.P. on September 26, 2008.

(5)	Based on a report on Schedule 13G filed by Millenco LLC on February 12, 2009.
(6)	Based on a report on Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2009.
(7)	Based on a report on Schedule 13G filed by Whitebox Advisors LLC on February 17, 2009.

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2008.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)
Plans approved by stockholders	6,319,999	$4.35	2,435,000
Plans not approved by stockholders	None	N/A	N/A

Total	6,319,999	$4.35	2,435,000

Audit Committee Report
The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2008 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Fredrikson (chairman of the Audit Committee) and Mr. Wood are considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."
THE AUDIT COMMITTEE
E. Bruce Fredrikson (chairman)
John C. Warner
Daniel S. Wood

CERTAIN TRANSACTIONS

Citigroup.  On July 10, 2008, the Company and its wholly owned subsidiary Folio Funding II, LLC, as borrower, agreed with Citigroup Financial Products, Inc. (“CGFP”) to amend and restate the agreements governing a pre-existing revolving residual credit facility. CGFP is the note purchaser in and administrative agent of that credit facility.

Under the original facility, the Company sold eligible residual interests in securitizations to the borrower, which in turn pledged the residuals as collateral for floating rate borrowings from the note purchaser. The amount available for borrowing was computed by the administrative agent using a valuation methodology of the residuals, and was subject to an overall maximum principal amount of $120 million. The indebtedness of the borrower was represented by (i) a $60 million Class A-1 Variable Funding Note, and (ii) a $60 million Class A-2 Term Note. The facility's revolving feature was to expire by its terms on July 10, 2008, and the Class A-1 Note was to be due at that time. The Class A-2 Note was to be due on July 10, 2009.

With the amendments to this facility, the Company prepaid a portion of the outstanding notes, reducing the outstanding principal balance to $70 million, and the notes were re-designated as (i) a $10 million Class A-1 Term Note, and (ii) a $60 million Class A-2 Term Note. Approximately $4 million of the principal prepayment represented the agreed value of a warrant to purchase (for nominal consideration) 2,500,000 shares of Company common stock, which warrant was issued to an affiliate of CGFP, and was subsequently transferred to CGFP. The Class A-1 Term Note and Class A-2 Term Note provide for minimum required levels of amortization, and were due in June 2009. However, the Company also received an option, if certain conditions were met, to extend the maturity for an additional year to June 2010. The maturity has been so extended.

The maximum principal amount of such indebtedness to CGFP during 2008 was $90 million.  During 2008, the Company paid $22.7 million of principal and $8,595,970 of interest on the debt, and has since paid additional principal to reduce the amount outstanding to $65.25 million as of March 31, 2009.  Interest on such indebtedness accrues at a floating rate, computed as 30-day LIBOR plus 10.875%.

On September 26, 2008, the Company sold approximately $198.7 million in adjusted principal amount of automobile purchase receivables to its wholly owned subsidiary CALT SPE, LLC, which then transferred those receivables to Auto Loan Trust, a Delaware statutory trust.  The purchase price was funded by Auto Loan Trust's issuance and sale of structured notes. An affiliate of CGFP purchased 95% of the notes, and the Company purchased the remaining 5%.

Levine Leichtman Capital Partners.  On June 30, 2008, the Company entered into a Securities Purchase Agreement and related agreements pursuant to which Levine Leichtman Capital Partners IV, L.P (“LLCP”) purchased a $10 million five-year note issued by the Company. The indebtedness to LLCP is secured by substantially all of the Company’s assets, though not by the assets of its special-purpose financing subsidiaries. Certain other subsidiaries (CPS Marketing, Inc., CPS Leasing, Inc., Mercury Finance Company LLC and TFC Enterprises LLC) have guarantied the Company’s obligations to LLCP.

In connection with the Securities Purchase Agreement, the Company paid to LLCP a closing fee of $1.1 million and issued to LLCP (i) 1,225,000 shares of the Company’s common stock, (ii) a warrant that represented the right to purchase, at the time of issuance, 275,000 shares of the Company’s common stock, at a nominal exercise price (the "N Warrant"), and (iii) a warrant that represented the right to purchase, at the time of issuance, 1,500,000 shares of the Company’s common stock, at an exercise price of $2.573 per share (the "FMV Warrant").  The number of shares subject to each warrant and the exercise price of each warrant are subject to certain adjustments contained in the warrants.  Exercise of the warrants was contingent upon the Company’s obtaining the approval of its shareholders, which was obtained on September 16, 2008.

Pursuant to the anti-dilution provisions of the LLCP warrants, the Company’s July 10 transactions with CGFP, described above, resulted in a change in the number of shares issuable upon exercise of the N Warrant from 275,000 to 283,985, and upon exercise of the FMV Warrant from 1,500,000 to 1,564,324.  The exercise price of the FMV Warrant was also adjusted, from $2.573 per share to $2.4672 per share.

Under the Securities Purchase Agreement, subject to the satisfaction of certain terms and conditions, LLCP also agreed to purchase an additional $15 million note to be issued by the Company. That obligation was subject to a number of conditions being satisfied, including, without limitation, a successful amendment and restatement of the Company’s indebtedness to CGFP, described above. Those conditions were satisfied and the additional note was issued on July 10, 2008. The additional note has substantially the same terms as the $10 million note.

In connection with the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with LLCP that granted LLCP certain monitoring and other rights, including the right to cause an individual designated by LLCP to be nominated and elected to the Company’s board of directors.  In addition, the Investor Rights Agreement granted to LLCP rights of first refusal with respect to future issuances of equity securities by the Company and contains restrictions on the Company’s ability (and the ability of the Company’s subsidiaries) to issue equity securities.  Such restrictions made it necessary to seek the consent of LLCP with respect to the Option Exchange Program.  LLCP has indicated its willingness to consent to the transactions composing the Option Exchange Program, provided that the antidilution terms of its FMV Warrant are modified upon completion of the Option Exchange Program to provide for a decrease in the exercise price, but not an increase in the number of underlying shares, of the FMV Warrant.  Assuming 100% participation in the Option Exchange Program, the exercise price of the FMV Warrant would be reduced from $2.4672 per share to $1.44 per share.  Upon such adjustment, the Company will record expense in an amount dependent on the fair value of the modified FMV Warrant.  We believe the additional expense will be approximately $140,789.

The maximum principal amount of indebtedness to LLCP during 2008 was $25 million.  During 2008, the Company paid no principal and $2,533,000 of interest on the debt.  As of March 31, 2009, the principal amount owed remains $25 million.  Interest on such indebtedness accrues at a fixed rate of 16% per year.

Affiliates of LLCP have purchased other senior secured debt securities from the Company, and have held as much as 4.5 million shares of the Company's common stock, at various times prior to the transactions described above. No such debt securities had been outstanding since July 2007, and no such shares had been held since December 2007. LLCP or its affiliates may in the future provide the Company with financial advisory or other services, for which it or they may receive compensation in such amounts and forms as may be determined by negotiation.

CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company.  CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term.   The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit.  The aggregate amount of advances made by the Company to CPSL as of December 31, 2008, is approximately $474,000.

Employee Indebtedness. To assist certain officers in exercising stock options, the Company or a subsidiary lent to such officers the exercise price of options such officers exercised in May and July 2002.  The loans accrued interest at 5.50% per annum, which compounded annually.  The entire principal and accrued interest was due in July 2007.  The chief executive officer (Mr. Bradley), one executive officer (Mr. Terry), and four officers other than executive officers borrowed money on those terms.  One of the other officers (Teri L. Clements) was promoted to an executive officer position in April 2007.  At December 31, 2007 there was $383,000 outstanding related to three such loans.  Two of the loans were repaid during 2008 with cash.  The third was repaid on August 5, 2008 by surrender to the Company of 210,000 shares of Company common stock.  At December 31, 2008, all such loans have been repaid.  Pursuant to the Sarbanes-Oxley Act of 2002, the Company has ceased providing any loans to its executive officers.

Public Offering of Subordinated Notes. The Company is engaged in an ongoing offering to the public of subordinated notes. Director William Roberts on December 3, 2007 purchased $4,000,000 of three-year notes directly from the Company in that offering.  The Company in 2008 paid interest of $601,513 on such notes, in accordance with their terms. The interest rate on such notes of 14.91% per annum, and the yield paid to the noteholder is computed by compounding that rate on a daily basis. The rate was determined by negotiation, and is consistent with rates then available to other purchasers in the offering.

Policy on Related Party Transactions. The agreements and transactions described above, other than those described  under the captions “Citigroup” and “Levine Leichtman Capital Partners,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect to the transaction, except that the subordinated notes transaction and the reduction in exercise price of the FMV Warrant were reviewed and approved by the Audit Committee.  The Company has determined that each of its nonemployee directors (Messrs. Adams, Fredrikson, Rayhill, Roberts, Warner,

Washer and Wood, of whom Messrs. Fredrikson, Warner and Wood compose the Audit Committee) is independent in accordance with Nasdaq standards.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card. The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

You are entitled to one vote per share on each matter other than election of directors.  As to election of directors, you may cumulate votes and give any nominee an aggregate number of votes equal to the number of directors to be elected  (six) times the number of your shares, or distribute that number of votes among as many nominees as you see fit.  However, no one will be entitled to cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and the shareholder wishing to cumulate votes has given notice at the Annual Meeting prior to the voting of his intention to cumulate votes.  If any one has given such notice, all shareholders may cumulate their votes for nominees.  We are seeking discretionary authority to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy.  Approval of each proposal other than election of directors requires the affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum).  The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2009; "FOR” approval of the amendment to the 2006 Incentive Plan; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, we believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

We plan to hold our year 2010 Annual Meeting of Shareholders on June 3, 2010.  In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2010 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 19500 Jamboree Road, Irvine, California 92612 a reasonable period of time before we begin to print and mail our 2010 proxy statement.

Availability of Annual Report on Form 10-K

We have provided a copy of our 2008 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612."  The Form 10-K is also available on our website, www.consumerportfolio.com.

Exhibit A

CPS 2006 LONG-TERM EQUITY INCENTIVE PLAN

(as proposed to be amended at the 2009 Annual Meeting)

PART I - PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

      SECTION 1.        Purpose of the Plan. The purposes of this Plan are (a) to attract and retain the most talented Employees, officers and Directors available, and (b) to promote the growth and success of the Company’s business, (i) by aligning the long-term interests of Employees, officers and Directors with those of the shareholders by providing an opportunity to acquire an interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

      The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, or SARs, at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.

      This Plan will serve as a framework for the Committee to establish sub-plans or procedures governing the grants to employees, officers, directors and consultants. The awards granted under the Former Plan shall continue to be administered under the Former Plan until such time as those options are exercised, expire or become unexercisable for any reason.

      SECTION 2. Definitions. As used herein, the following definitions shall apply:

      (a) “Active Status” shall mean (i) for employees, the absence of any interruption or termination of service as an employee, (ii) for Directors, that the Director has not been removed from the Board for cause (as determined by the Company’s shareholders), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for an employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as an employee, Active Status shall be considered terminated upon such Employee’s receipt of notice of termination in whatever form prescribed by applicable law.

      (b) “Award” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, and SARs.

      (c) “Award Agreement” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

      (d) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

      (e) “Board” shall mean the Board of Directors of the Company.

      (f) “Change of Control” shall mean the first day that any one or more of the following conditions shall have been satisfied:
(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

      (ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

      (iii) during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

      (iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

      (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

      (h) “Committee” shall mean the Compensation Committee appointed by the Board.

      (i) “Common Stock” shall mean the common stock of the Company, no par value per share.

      (j) “Company” shall mean Consumer Portfolio Services, Inc., a California corporation, and any successor thereto.

      (k) “Consultant” shall mean any person, except an employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

      (l) “Director” shall mean a member of the Board.

      (m) “Disability” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

      (n) “Effective Date” shall mean the date on which the Company’s shareholders have approved this Plan in accordance with applicable Nasdaq rules.

      (o) “Employee” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

  (p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      (q) “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

      (r) “Fair Market Value” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system.

      (s) “FAS 123” shall mean Statements of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, as promulgated by the Financial Accounting Standards Board.

      (t) “FLSA” shall mean the Fair Labor Standards Act of 1938, as amended.

      (u) “Former Plan” shall mean the Company's 1997 Long-Term Incentive Plan, as amended.

      (v) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      (w) “Independent Director” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as an “outside director” under Section 162(m) of the Code; (3) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (4) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

      (x) “Maximum Annual Participant Award” shall have the meaning set forth in Section 6(b).

      (y) “Misconduct” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

      (i) any material breach of an agreement between the Participant and the Company or any Subsidiary which, if curable, has not been cured within twenty (20) days after the Participant has been given written notice of the need to cure such breach, or which breach, if previously cured, recurs;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

      (iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure and cure has not been effected within that time period, or which failure, if previously cured, recurs;

      (iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, provided that the Participant has been given at least thirty (30) days’ written notice of the need to cure the failure, if such failure is curable, and cure has not been effected within that time period, or which failure, if previously cured, recurs;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony; or

(viii) in the case of Non-Employee Directors, the removal from the Board for cause (as determined by the Company’s shareholders).

      (z) “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

      (aa) “Non-Employee Director” shall mean a Director who is not an employee.

      (bb) “Nonqualified Stock Option” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

      (cc) “Option” shall mean a stock option granted pursuant to Section 10 of the Plan.

      (dd) “Optionee” shall mean a Participant who has been granted an Option.

      (ee) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

      (ff) “Participant” shall mean an employee, Director or Consultant granted an Award.

     (gg) “Performance Criteria” shall have the meaning set forth in Section 11(b).

      (hh) “Plan” shall mean this CPS 2006 Long-Term Equity Incentive Plan, including any amendments thereto.

      (ii) “Reprice” shall mean the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means.

      (jj) “Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any employee after a Change of Control because of: (1) a material reduction in the employee’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Employee inconsistent with the employee’s role at the Company (including its Subsidiaries) prior to the Change of Control, (3) a reduction in the employee’s base salary or total incentive compensation; (4) a material reduction in the Employee’s benefits unless such reduction applies to all employees of comparable rank; or (5) the relocation of the employee’s primary work location more than fifty (50) miles from the employee’s primary work location prior to the Change of Control; provided that the employee’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control, and shall specify which of the events described in (1) through (5) resulted in the resignation.

      (kk) “Restricted Stock” shall mean a grant of Shares pursuant to Section 11 of the Plan.

      (ll) “Restricted Stock Units” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

      (mm) “Retirement” shall mean, (i) with respect to any employee, voluntary termination of employment after age 55 and at least ten (10) years of credited service with the Company or any Subsidiary (but only during the time the Subsidiary was a Subsidiary), as determined by the Committee in its sole discretion, and (ii) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s chair after having attained the age of 55 years and served continuously on the Board for at least six years.

      (nn) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

      (oo) “SEC” shall mean the Securities and Exchange Commission.

      (pp) “Share” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

      (qq) “Stand-Alone SARs” shall have the meaning set forth in Section 12(c) of the Plan.

      (rr) “Subcommittee” shall have the meaning set forth in Section 3(d).

      (ss) “Subsidiary” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit or a SAR, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, employeeship or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

      (tt) “Tandem SARs” shall have the meaning set forth in Section 12(b) of the Plan.

      SECTION 3.     Administration of the Plan.

      (a) Authority. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company.

      (b) Powers of the Committee. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

      (i) to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, and SARs to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan and the Awards granted hereunder;

      (iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish sub-plans, procedures or guidelines for the grant of Awards to Directors, Consultants and Employees working outside of the United States; and

(ix) to make all other determinations deemed necessary or advisable for the administration of the Plan;

     Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

      (c) Effect of Committee’s Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

      (d) Delegation. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

      (e) Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

      SECTION 4.     Shares Subject to the Plan.

      (a) Reservation of Shares. The shares of Common Stock reserved under this Plan will include reserved shares of Common Stock that are not subject to a grant or as to which the option award granted has been forfeited under the Former Plan, and an additional 5,000,000 shares of Common Stock. The aggregate number of Shares available for issuance under the Plan will be reduced by one Share for each Share delivered in settlement of any award of Restricted Stock, Restricted Stock Unit, or SAR and one Share for each Share delivered in settlement of an Option. If an Award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Without limiting the foregoing, unless the Plan shall have been terminated, Shares underlying an Award that has been exercised, either in part or in full, including any Shares that would otherwise be issued to a Participant that are used to satisfy any withholding tax obligations that arise with respect to any Award, shall become available for future Awards under the Plan except to the extent Shares were issued in settlement of the Award. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding awards under the Former Plans on the date of shareholder approval of the Plan that later cease to be subject to such awards for any reason other than such awards having been exercised, subject to adjustment from time to time as provided in Section 5, which shares of Common Stock shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Former Plans, but shall be available for issuance under the Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      (b) Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

      (c) Securities Law Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (d) Substitutions and Assumptions. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 4(a) may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

      SECTION 5.        Adjustments to Shares Subject to the Plan. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan and (iii) the Maximum Annual Participant Award. The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

      Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

PART II - TERMS APPLICABLE TO ALL AWARDS

      SECTION 6.     General Eligibility.

      (a) Awards. Awards may be granted to Participants who are Employees, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Employees.

      (b) Maximum Annual Participant Award. The aggregate number of Shares with respect to which an Award or Awards may be granted to any one Participant over the life of the Plan (the “Maximum Participant Award”) shall not exceed 1,000,000 shares of Common Stock (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares). If an Option is in tandem with a SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

      (c) No Employment/ Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

      SECTION 7.      Procedure for Exercise of Awards; Rights as a Shareholder.

      (a) Procedure. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

      (b) Method of Payment. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; and (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate exercise price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

      (c) Withholding Obligations. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

      (d) Shareholder Rights. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award.

      (e) Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability.

      SECTION 8.     Expiration of Awards.

      (a) Expiration, Termination or Forfeiture of Awards. Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the date the Company delivers a notice of termination of a Participant’s Active Status, other than in circumstances covered by (ii), (iii), (iv) or (v) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months months after the date on which the Participant ceased performing services as a result of Retirement, or after his death.

      (b) Extension of Term. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Employee’s Active Status had occurred).

      SECTION 9.            Effect of Change of Control. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

      (a) Acceleration. Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any employee, upon the occurrence of a Change of Control described in Section 2(f)(i);

(iii) With respect to any employee who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(f)(ii) or (iii);

      (iv) With respect to any employee, upon the occurrence of a Change of Control described in Section 2(f)(iv) in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity; and

      (v) With respect to any employee who Resigns for Good Reason or whose Active Status is terminated within one year after a Change of Control described in Section 2(f)(iv) in connection with which each Award is assumed or an equivalent award substituted by the successor entity or a parent or subsidiary of such successor entity.

      (b) Definition. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse; and

      (iii) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III  - SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

      SECTION 10. Grant, Terms and Conditions of Options.

      (a) Designation. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

      (b) Terms of Options. The term of each Incentive Stock Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant. The terms of all Nonqualified Stock Options shall be at the discretion of the Committee.

      (c) Option Exercise Prices.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

     (A) If granted to an employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

      (d) Vesting. To the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status for reasons other than Retirement or death, in each of which cases such Options shall immediately vest in full.

      (e) Substitution of Stock SARs for Options. Notwithstanding anything in this Plan to the contrary, if the Company is required to or elects to record as an expense in its consolidated statements of earnings the cost of Options pursuant to FAS 123 or a similar accounting requirement, the Committee shall have the sole discretion to substitute, without receiving Participants’ permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms of the Options, the number of shares underlying the number of stock SARs equals the number of shares underlying the Options and the difference between the Fair Market Value of the underlying Shares and the grant price of the SARs is equivalent to the difference between the Fair Market Value of the underlying shares and the exercise price of the Options.

      (f) Exercise. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

       (g) One-time Exchange Program.  Notwithstanding this Plan's prohibition on Repricing of Options, and notwithstanding anything else in this Plan to the contrary, the Board or Committee may provide for, and the Company may implement, a one-time-only exchange offer ("Exchange Offer"), under which the Company may issue Options under this Plan in exchange for Options previously issued and then outstanding under this Plan or the Former Plan. The Exchange Offer is permitted only subject to the conditions described in the Company's definitive proxy statement filed in connection with its 2009 annual meeting of shareholders. To give full effect to such exchange, the Maximum Participant Award applicable to each Participant is increased above the limit specified in section 6(b) hereof, up to but not beyond an adjusted maximum of 1,666,667 shares, to the extent such Participant in the Exchange Offer surrenders awards issued and outstanding under the Former Plan.

      SECTION 11. Grant, Terms and Conditions of Stock Awards.

      (a) Designation. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 5. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid as permitted by Section 7(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee.

      (b) Performance Criteria. Restricted Stock and Restricted Stock Units granted pursuant to the Plan that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall be subject to the fulfillment of performance goals relating to the Performance Criteria selected by the Committee and specified at the time such Restricted Stock and Restricted Stock Units are granted. For purposes of this Plan, “Performance Criteria” means one or more of the following (as selected by the Committee): (i) earnings per share, including earnings per share as adjusted (a) to exclude the effect of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges and (3) accounting changes (including but not limited to any accounting changes that alter the recognition of stock option expense and any accounting changes the Company adopts early); and (b) for any stock split, stock dividend or other recapitalization; (ii) earnings per share before taxes, subject to any of the adjustments described above; (iii) earnings; (iv) earnings before interest, taxes and amortization; (v) total shareholder return; (vi) share price performance; (vii) return on equity; (viii) return on managed assets; (ix) revenue; (x) operating expenses; (xi) operating income; (xii) originations volume; (xiii) originations growth; (xiv) net charge-offs; (xv) net charge-off percentage; (xvi) portfolio growth; (xvii) net interest margin; or (xviii) cash flow.

      (c) Vesting. Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status. To the extent that the Participant purchased the Shares granted under such Restricted Stock or Restricted Stock Units and any such Shares remain non-vested at the time the Participant’s Active Status terminates, the termination of Active Status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Share paid by the Participant.

      SECTION 12. Grant, Terms and Conditions of SARs.

      (a) Grants. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The Committee is authorized to grant both tandem stock appreciation rights, consisting of SARs with underlying Options (“Tandem SARs”), and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below. The terms of SARs shall be at the discretion of the Committee. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

      (b) Tandem SARs.

      (i) Participants may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Option for Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

      (ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Participant shall become entitled under this Section 12(b) may be made in Shares valued at Fair Market Value (on the Option surrender date), in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

      (iii) If the surrender of an Option is not approved by the Committee, then the Participant shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

      (c) Stand-Alone SARs.

      (i) A Participant may be granted a Stand-Alone SAR not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

      (ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

      (iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

      (d) Exercised SARs. The Shares issued in settlement of any SARs exercised under this Section 12 shall not be available for subsequent issuance under the Plan. In accordance with Section 4, Shares underlying any exercised SARs that were not issued in settlement of the SAR shall become available for future issuance under the Plan.

PART IV - TERM OF PLAN AND SHAREHOLDER APPROVAL

      SECTION 13.      Term of Plan. The Plan shall become effective as of the Effective Date. It shall continue in effect until the tenth anniversary of the Effective Date or until terminated under Section 14 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 14(a).

      SECTION 14.           Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that to the extent required by the Code or the rules of Nasdaq, of any national stock exchange on which the Company’s common shares are listed, or of the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

      (b) Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

      (c) Effect of Amendment or Termination. Any amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

      SECTION 15.     Shareholder Approval. The effectiveness of the Plan is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules.

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 17, 2009
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 19500 Jamboree Road, Irvine, California 92612 on July 17, 2009, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
CONSUMER PORTFOLIO SERVICES, INC.
July 17, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.consumerportfolio.com/AnnualMeeting2009.html
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2009.
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m Charles E. Bradley, Jr. m Chris A. Adams m Brian J. Rayhill m William B. Roberts m Gregory S. Washer m Daniel S. Wood	3.	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan which will permit an exchange and repricing of outstanding options.
☐ FOR ALL EXCEPT (See instrcutions below)		4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder _____________________  Date________ Signature of Shareholder  _______________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 17, 2009
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 19500 Jamboree Road, Irvine, California 92612 on July 17, 2009, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

July 17, 2009
PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

Vote by phone until 11:59 PM EST the day before the meeting. MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2009.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND  3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2009.
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	m Charles E. Bradley, Jr. m Chris A. Adams m E. Bruce Fredrikson m Brian J. Rayhill m William B. Roberts m John C. Warner m Gregory S. Washer m Daniel S. Wood	3.	To approve an amendment of the Company's 2006 Long-Term Equity Incentive Plan which will permit an exchange and repricing of outstanding options.
☐ FOR ALL EXCEPT (See instrcutions below)

		4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder _______________________  Date________ Signature of Shareholder  ________________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.